Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPERO THERAPEUTICS, INC.

The undersigned, as President of Spero Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

1. The name of the Corporation is Spero Therapeutics, Inc.

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on December 12, 2013 under the name Spero Opco, Inc. A Certificate of Amendment to Certificate of Incorporation was filed on June 16, 2017 to among other things to change the name of the Corporation from Spero Opco, Inc. to Spero Therapeutics, Inc.

3. The Board of Directors of the Corporation, at a meeting duly called and held at which a quorum was present and voting, adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware amending and restating the Certificate of Incorporation of the Corporation as amended to date.

4. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

5. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation, as amended, of the Corporation in its entirety as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPERO THERAPEUTICS, INC.

FIRST: The name of this corporation is Spero Therapeutics, Inc. (the “Corporation”).

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue shall be (i) 61,917,986 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 43,297,267 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

3,438,318 shares of the authorized Preferred Stock of the Corporation are hereby designated “Junior Preferred Stock”, 4,202,278 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 5,909,089 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” and 29,747,582 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”, each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 Series C Dividends. From and after March 7, 2017, cumulative dividends at the rate per annum equal to eight percent (8%) of the Series C Original Issue Price (as defined below), compounded annually, shall accrue on such shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Series C Accruing Dividends”). Series C Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.1 or in Subsection 2.1 and Section 6, such Series C Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation (the “Board of Directors”) and the Corporation shall be under no obligation to pay such Series C Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series C Accruing Dividends then accrued on such share of Series C Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series C Original Issue Price (as defined below); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 1.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend.

1.2 Series B Dividends. From and after February 1, 2016, cumulative dividends at the rate per annum equal to eight percent (8%) of the Series B Original Issue Price (as defined below), compounded annually, shall accrue on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Series B Accruing Dividends”). Series B Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.2 or in Subsection 2.2 and Section 6, such Series B Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series B Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Series C Preferred Stock pursuant to Subsection 1.1 and dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series B Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 1.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

1.3 Series A Dividends. From and after June 4, 2015, cumulative dividends at the rate per annum equal to eight percent (8%) of the Series A Original Issue Price (as defined below), compounded annually, shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Series A Accruing

Dividends”). Series A Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.3 or in Subsection 2.3 and Section 6, such Series A Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series A Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Series C Preferred Stock pursuant to Subsection 1.1, dividends on shares of Series B Preferred Stock pursuant to Subsection 1.2, and dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

1.4 Junior Preferred Dividends. From and after April 8, 2014, cumulative dividends at the rate per annum equal to five percent (5%) of the Junior Preferred Stock Original Issue Price (as defined below), compounded annually, shall accrue on such shares of Junior Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Junior Preferred Stock) (the “Junior Preferred Stock Accruing Dividends” and together with the Series C Accruing Dividends, the Series B Accruing Dividends and the Series A Accruing Dividends, the “Accruing Dividends”). Junior Preferred Stock Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.4 or in Subsection 2.5 and Section 6, such Junior Preferred Stock Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Junior Preferred Stock Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Series C Preferred Stock pursuant to Subsection 1.1, dividends on shares of Series B Preferred

Stock pursuant to Subsection 1.2, dividends on shares of Series A Preferred Stock pursuant to Subsection 1.3, and dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Junior Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Junior Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Junior Preferred Stock Accruing Dividends then accrued on such share of Junior Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Junior Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Junior Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Junior Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Junior Preferred Stock Original Issue Price; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Junior Preferred Stock pursuant to this Section 1.4 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Junior Preferred Stock dividend.

1.5 Original Issue Price. The “Original Issue Price” for each series of Preferred Stock is as follows: (i) The “Series C Original Issue Price” shall mean $1.7749 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock; (ii) the “Series B Original Issue Price” shall mean $4.40 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock; (iii) the “Series A Original Issue Price” shall mean $3.90 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock; (iv) the “Junior Preferred Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Junior Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of any Series B Preferred Stock, Series A Preferred Stock, Junior Preferred Stock or

Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price, plus any Series C Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all amounts required to be paid pursuant to Subsection 2.1, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of any Series A Preferred Stock, Junior Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price, plus any Series B Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution remaining after distributions made pursuant to Subsection 2.1 in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3 Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all amounts required to be paid pursuant to Subsections 2.1 and 2.2, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of any Junior Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price, plus any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.3, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution remaining after distributions made pursuant to Subsections 2.1 and 2.2 in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.4 Potentiator Related Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all amounts required to be paid pursuant to Subsections 2.1, 2.2 and 2.3, and solely if (i) Capital Transaction Proceeds (as defined below) are or have been received by the Corporation in connection with a Capital Transaction (as defined below) of Spero Potentiator, Inc., and (ii) the NAB Condition (as defined below) is or was satisfied, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of any Junior Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Adjusted Potentiator Shortfall Amount (as defined below). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event where the Adjusted Potentiator Shortfall Amount is payable pursuant to this Subsection 2.4, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Adjusted Potentiator Shortfall Amount to which they shall be entitled under this Subsection 2.4, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution remaining after distributions made pursuant to Subsections 2.1, 2.2 and 2.3 in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.4.1 Certain Definitions.

(a) Adjusted Potentiator Shortfall Amount” means, as of a particular time, with respect to each share of Series A Preferred Stock, (i) the quotient of the Aggregate Potentiator Shortfall (as defined below) divided by the number of shares of Series A Preferred Stock then outstanding, reduced by (ii) the aggregate amount previously paid per share of Series A Preferred Stock pursuant to or in accordance with this Subsection 2.4 as of such time.

(b) “Aggregate Potentiator Shortfall” means, as determined at the time of the consummation of a Capital Transaction of Spero Potentiator, Inc. to a third party: (i) if the total proceeds paid or payable to the equity owners of Spero Potentiator, Inc. in such Capital Transaction are less than $400,000,000, the amount by which eighty-five percent (85%) of such proceeds exceeds the aggregate proceeds paid or payable to the Corporation in respect of the Corporation’s equity ownership in Spero Potentiator, Inc.; and (ii) if the total proceeds paid or payable to the equity owners of Spero Potentiator, Inc. in such Capital Transaction are greater than or equal to $400,000,000, the amount by which seventy-five percent (75%) of such proceeds exceeds the aggregate proceeds paid or payable to the Corporation in respect of the Corporation’s equity ownership in Spero Potentiator, Inc., provided that if the NAB Condition is not satisfied on such date, the Aggregate Potentiator Shortfall shall be zero (0).

(c) “Capital Transaction” means any: (i) merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues equity securities pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the equity ownership of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity ownership of (a) the surviving or resulting entity, or (b) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that, all equity interests issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding equity interests are converted or exchanged); or (ii) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(d) “Capital Transaction Proceeds” means the net amounts received resulting from a Capital Transaction after deducting (a) all costs and expenses of the Corporation directly related to the Capital Transaction, (b) the amount (if any) to discharge all debts and obligations of the Corporation required to be paid as a result of the Capital Transaction, and (c) any reasonable reserves that are required for the fixed, contingent or future liabilities or obligations of the Corporation. For the avoidance of doubt, in the event of a Capital Transaction in which the Corporation’s equity interests in any of its subsidiaries are transferred to the stockholders of the Corporation, the “Capital Transaction Proceeds” shall mean the equity interests of such subsidiary so distributed.

(e) “NAB Condition” means, at the time of a Capital Transaction of Spero Potentiator, Inc.: (i) if the total proceeds paid or payable to the equity owners of Spero Potentiator, Inc. in such Capital Transaction are less than $400,000,000 and the Corporation is entitled to less than eighty-five percent (85%) of such proceeds; and (ii) if the total proceeds paid or payable to the equity owners of Spero Potentiator, Inc. in such Capital Transaction are greater than or equal to $400,000,000 and the Corporation is entitled to less than seventy-five percent (75%) of such proceeds.

2.5 Preferential Payments to Holders of Junior Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all amounts required to be paid pursuant to Subsections 2.1, 2.2, 2.3 and 2.4, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common

Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Junior Original Issue Price, plus any Junior Preferred Stock Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Junior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.5, the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution remaining after distributions made pursuant to Subsections 2.1, 2.2, 2.3 and 2.4 in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.6 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all amounts required to be paid pursuant to Subsections 2.1, 2.2, 2.3, 2.4 and 2.5 the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under this Section 2 is hereinafter referred to as the “Series C Liquidation Amount,” the aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under this Section 2 is hereinafter referred to as the “Series B Liquidation Amount,” the aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Section 2 is hereinafter referred to as the “Series A Liquidation Amount,” and the aggregate amount which a holder of a share of Junior Preferred Stock is entitled to receive under this Section 2 is hereinafter referred to as the “Junior Preferred Liquidation Amount” and together with the Series C Liquidation Amount, the Series B Liquidation Amount and the Series A Liquidation Amount the “Liquidation Amount.”

2.7 Deemed Liquidation Events.

2.7.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless a Majority Preferred Interest (as defined below) and the Requisite Series C Interest (as defined below) elect otherwise by written notice sent to the Corporation at least 20 days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, the exclusive license of all or substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.7.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.7 unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.7.1(a)(ii) or 2.7.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if a Majority Preferred Interest so requests in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall (v) first, ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, (w) second, after redemption of all of the Series C Preferred Stock, ratably redeem each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds, (x) third, after redemption of all of the Series C Preferred Stock and Series B Preferred Stock, ratably redeem each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, (y) fourth, after redemption of all of the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, ratably redeem each holder’s shares of Junior Preferred Stock to the fullest extent of such Available Proceeds, and (z) finally, redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.7.2(b). Prior to the distribution or redemption provided for in this Subsection 2.7.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(c) On or before the redemption date, each holder of shares of Preferred Stock to be redeemed on such redemption date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the redemption notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. If the redemption price is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such date and all rights with respect to such shares shall forthwith after the redemption date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor.

2.7.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.7.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.7.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation prior to the delivery of the Series C Director Notice, as defined in and delivered pursuant to that certain Voting Agreement, dated as of June 30, 2017, by and among the Corporation and the stockholders of the Corporation named therein, and five (5) directors of the Corporation from and after the delivery of the Series C Director Notice (the “Preferred Directors”). Any director elected as provided in this Subsection 3.2 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect voting exclusively and as a separate class, pursuant to this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Protective Provisions.

3.3.1 Majority Preferred Interest. At any time when shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then-outstanding Series B Preferred Stock and Series C Preferred Stock, voting together on an as-if converted to Common Stock basis, as a single class, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (such written consent or affirmative vote, a “Majority Preferred Interest”), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(b) acquire another entity, whether through a merger or consolidation with such entity, the purchase of such entity’s outstanding equity securities, or the purchase, lease, exclusive license or other receipt by the Corporation or any of its subsidiaries, in a single transaction or series of related transaction, of all or substantially all of the assets of such entity;

(c) amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation;

(d) create, or authorize the creation of or issue or obligate itself to issue any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and redemption rights;

(e) purchase or redeem (or permit any subsidiary to purchase or redeem) or make any dividend or distribution on, any shares of capital stock other than (i) redemptions of or distributions on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock as expressly authorized herein, (ii) dividends or distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary pursuant to the provisions of plans or agreements approved by the Board of Directors (including a majority of the Preferred Directors), in connection with the cessation of such employment or service at the lower of the original purchase price and the then-current fair market value thereof, or (iv) a purchase or redemption in connection with a collaboration, license, purchase option, warrant or other strategic transaction with an unaffiliated third party approved by the Board of Directors (including a majority of the Preferred Directors);

(f) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $100,000, other than equipment leases or bank lines of credit approved by the Board of Directors (including a majority of the Preferred Directors);

(g) (i) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, (ii) sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or (iii) permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(h) increase or decrease the authorized number of Directors constituting the Board of Directors, except upon delivery of the Series C Director Notice;

(i) increase the number of shares authorized for issuance under any existing stock or option plan, or create any new stock or option plan other than an increase approved by the Board of Directors (including a majority of the Preferred Directors);

(j) increase the number of authorized shares of Common Stock other than an increase approved by the Board of Directors (including a majority of the Preferred Directors); or

(k) incur any aggregate indebtedness in excess of $100,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business.

3.3.2 Series A Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of (i) at least fifty percent (50%) in number of the Major Investors (as defined below) that hold Series A Preferred Stock, which Major Investors must include at least one of Merck, Kraft and Lundbeckfond Ventures (each as defined below) so long as one of them continues to be a Major Investor and continues to hold Series A Preferred Stock, and (ii) at least a majority of the Lead Investors (as defined below), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or amend any of the terms of the Series A Preferred Stock;

(b) waive any of the rights of the Series A Preferred Stock hereunder;

(c) reclassify, alter or amend any security that is junior to or pari passu with the Series A Preferred Stock if such reclassification, alteration or amendment would render such security senior to or pari passu with the Series A Preferred Stock, provided that the foregoing shall not be deemed to require consent to the creation of any new class of security (including the creation of a class of security that ranks senior to or pari passu with the Series A Preferred Stock);

(d) create, or authorize the creation of, any additional class or series of security unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of proceeds upon a Deemed Liquidation Event; or

(e) issue additional shares of Series A Preferred Stock to any person.

3.3.3 Junior Preferred Protective Provisions. At any time when shares of Junior Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the outstanding Junior Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or amend any of the terms of the Junior Preferred Stock;

(b) waive any of the rights of the Junior Preferred Stock hereunder;

(c) reclassify, alter or amend any security that is junior to or pari passu with the Junior Preferred Stock if such reclassification, alteration or amendment would render such security senior to or pari passu with the Junior Preferred Stock, provided that the foregoing shall not be deemed to require consent to the creation of any new class of security (including the creation of a class of security that ranks senior to or pari passu with the Junior Preferred Stock);

(d) create, or authorize the creation of, any additional class or series of security unless the same ranks junior to the Junior Preferred Stock with respect to the distribution of proceeds upon a Deemed Liquidation Event; or

(e) issue additional shares of Junior Preferred Stock to any person.

3.3.4 Series B Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the outstanding Series B Preferred Stock (the “Requisite Series B Interest”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or amend any of the terms of the Series B Preferred Stock;

(b) waive any of the rights of the Series B Preferred Stock hereunder;

(c) reclassify, alter or amend any security that is junior to or pari passu with the Series B Preferred Stock if such reclassification, alteration or amendment would render such security senior to or pari passu with the Series B Preferred Stock, provided that the foregoing shall not be deemed to require consent to the creation of any new class of security (including the creation of a class of security that ranks senior to or pari passu with the Series B Preferred Stock);

(d) create, or authorize the creation of, any additional class or series of security unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of proceeds upon a Deemed Liquidation Event; or

(e) issue additional shares of Series B Preferred Stock to any person.

3.3.5 Series C Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the outstanding Series C Preferred Stock (the “Requisite Series C Interest”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or amend any of the terms of the Series C Preferred Stock;

(b) waive any of the rights of the Series C Preferred Stock hereunder;

(c) reclassify, alter or amend any security that is junior to or pari passu with the Series C Preferred Stock if such reclassification, alteration or amendment would render such security senior to or pari passu with the Series C Preferred Stock, provided that the foregoing shall not be deemed to require consent to the creation of any new class of security (including the creation of a class of security that ranks senior to or pari passu with the Series C Preferred Stock);

(d) create, or authorize the creation of, any additional class or series of security unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of proceeds upon a Deemed Liquidation Event;

(e) incur or guarantee indebtedness, or permit any subsidiary to incur or guarantee, indebtedness for money borrowed in an aggregate amount, at any one time outstanding, in excess of $5,000,000;

(f) issue additional Series C Preferred Stock to any person; or

(g) other than in connection with a bona fide preferred equity financing of the Corporation or its successor or the Potentiator Restructuring (as defined in Subsection 4.4.1), issue any shares of capital stock to NAB (as defined in Subsection 4.4.1).

3.3.6 Certain Definitions.

(a) “Atlas” shall mean means Atlas Venture Fund IX, L.P. and Atlas Venture Fund X, L.P.

(b) “Kraft” shall mean KPC Venture Capital LLC.

(c) “Lead Investors” shall mean means each of Atlas, S.R. One and Lundbeckfond Ventures for so long as such entity remains a Major Investor.

(d) “Lundbeckfond Ventures” shall mean Lundbeckfond Invest A/S.

(e) “Major Investor” shall have the meaning ascribed to such term in that certain Investors’ Rights Agreement, dated June 30, 2017, by and among the Corporation and the stockholders of the Corporation named therein.

(f) “Merck” shall mean means MRL Ventures Fund, LLC

(g) “S.R. One” shall mean S.R. One, Limited.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) in the case of the Junior Preferred Stock, the applicable Junior Preferred Original Issue Price by the applicable Junior Preferred Conversion Price (as defined below) in effect at the time of conversion (ii) in the case of the Series A Preferred Stock, the applicable Series A Original Issue Price by the applicable Series A Conversion Price (as defined below) in effect at the time of conversion, (iii) in the case of the Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion, and (iv) in the case of the Series C Preferred Stock, the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series Junior Preferred Conversion Price” shall initially be equal to $1.00; the “Series A Conversion Price” shall initially be equal to $2.5622; the “Series B Conversion Price” shall initially be equal to $2.7521; and the “Series C Conversion Price” shall initially be equal to $1.7749 (and with the Junior Preferred Conversion Price, Series A Conversion Price, and the Series B Conversion Price, each a “Conversion Price” and collectively the “Conversion Prices”). Such Conversion Prices, and the rate at which such shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Prices for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Filing Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement (and any amendments thereto) approved by the Board of Directors;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case, outstanding as of the Filing Date and provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including a majority of the Preferred Directors.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Filing Date” shall mean the date on which this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

(d) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(e) “Potentiator Restructuring” means the restructuring of Spero Potentiator, Inc. in connection with which Northern Antibiotics Oy (Ltd.) (“NAB”) will be issued certain shares of Common Stock and, immediately following which, Spero Potentiator, Inc. will be a wholly-owned subsidiary of the Corporation.

4.4.2 No Adjustment of Conversion Prices. No adjustment in the applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives (a) with respect to the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock or the Junior Preferred Stock, written notice from the Requisite Series B Interest agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock, and (b) with respect to the Conversion Price of the Series C Preferred Stock, written notice from the Requisite Series C Interest agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Filing Date), are revised after the Filing Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to a Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Filing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the applicable Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

P = (P1 * (Q1 + Q2)) / (Q1 + Q3)

For purposes of the foregoing formula, the following definitions shall apply:

(a) “P” shall mean the applicable Conversion Price in effect immediately after such issuance of Additional Shares of Common Stock;

(b) “P1” shall mean the Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock;

(c) “Q1” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “Q2” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to P1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by P1); and

(e) “Q3” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including a majority of the Preferred Directors; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors, including a majority of the Preferred Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Prices in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Prices in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Prices then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.7, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9 Series C Adjustment for Reserved Equity Available Limitation. If the Corporation shall, at any time or from time to time after the Filing Date but on or prior to September 8, 2018, increase the number of shares of Common Stock reserved for issuance under the Incentive Plans (as defined below) above the Reserved Equity Available Limitation (other than an increase made in connection with a bona fide preferred stock financing of the Corporation or its successor in which the Corporation or its successor raises at least $15,000,000 where such increase is included in the pre-money valuation for such financing), unless waived by the Requisite Series C Interest, which must include for this purpose GV 2015, L.P. (“GV”), the Series C Conversion Price will automatically be changed to such a price (rounded to the nearest one-hundredth of one cent) so that the Percentage Interest of Series C Preferred Stock (as defined below), as of immediately prior to such increase, will remain unchanged as of immediately following the increase to the number of shares of Common Stock reserved for issuance under the Incentive Plans (after taking into account all other adjustments). As used herein, “Percentage Interest of Series C Preferred Stock” shall mean a fraction (presented in percentages) obtained by dividing (A) the number of shares of Common Stock issued and issuable upon conversion of all outstanding shares of Series C Preferred Stock to Common Stock at the time of determination by (B) the Fully Diluted Securities (defined below). As used herein, “Reserved Equity Available Limitation” means, as of the Filing Date, an aggregate of 10,850,693 shares of Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) reserved for issuance under one or more Incentive Plans. As used herein, “Incentive Plans” means any plan, agreement or other arrangement approved by the Board of Directors pursuant to which stock, options or other rights to purchase stock may be issued or issuable for equity compensation purposes to directors, officers, employees, advisors, consultants or other service providers to this corporation or its subsidiaries. As used herein, “Fully Diluted Securities” means the number of securities equal to the sum of (i) all outstanding shares of Common Stock, (ii) all outstanding shares of Preferred Stock and other outstanding Convertible Securities, (iii) all outstanding Options and (iv) all shares of Common Stock, shares of Preferred Stock, and other Convertible Securities and Options that remain unissued but reserved for issuance under any and all Incentive Plans, in each case on an as-converted to Common Stock basis. This Subsection 4.9 will terminate and be of no further force or effect immediately prior to the closing of an IPO.

4.10 Series C Adjustment for Potentiator Restructuring. If the Corporation shall, at any time or from time to time after the Filing Date, issue any shares of Common Stock to NAB in connection with the Potentiator Restructuring (a “NAB Issuance”), unless waived by the Requisite Series C Interest, which must include for this purpose GV, the Series C Conversion Price will automatically be changed to such a price (rounded to the nearest one-hundredth of one cent) so that the Percentage Interest of Series C Preferred Stock, as of immediately prior to such NAB Issuance, will remain unchanged as of immediately following such NAB Issuance.

4.11 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for those series of Preferred Stock then held by such holder, (ii) the fraction (presented in percentages) obtained by dividing (A) the number of shares of Common Stock issued and issuable upon conversion of all issued shares of Common Stock, Options or Convertible Securities held by such holder at the time of such written request by (B) the number of shares Common Stock outstanding at the time of such determination (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding at the time of such written request or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) at the time of such determination, and (iii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.12 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $2.6624 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds of at least $50,000,000 to the Corporation (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of a Majority Preferred Interest (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption.

6.1 General. Unless prohibited by Delaware law governing distributions to the stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a price per share equal to the applicable Original Issue Price, plus Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other declared but unpaid dividends thereon (as applicable, the “Redemption Price”), in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after February 1, 2021, from the Majority Preferred Interest of written notice requesting redemption of all such shares of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other purpose, except to the extent prohibited by Delaware law governing distributions to stockholders (the “Available Assets”). The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each holder, that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all Preferred Stock to be redeemed, the Corporation (w) shall first redeem the maximum number of shares of Series C Preferred Stock until the Redemption Price payable on such Redemption Date with respect to such shares of Series C Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of the shares of Series C Preferred Stock owned by each such holder, (x) if any Available Assets then remain after redeeming all shares of Series C Preferred Stock, shall next redeem the maximum number of shares of Series B Preferred Stock until the Redemption Price payable on such Redemption Date with respect to such shares of Series B Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of the shares of Series B Preferred Stock owned by each such holder, (y) if any Available Assets then remain after redeeming all shares of Series C Preferred Stock and Series B Preferred Stock, shall next redeem the maximum number of shares of Series A Preferred Stock until the Redemption Price payable on such Redemption Date with respect to such shares of Series A Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of the shares of Series A Preferred Stock owned by each such holder, and (z) if any Available Assets then remain after redeeming all shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, shall next redeem the maximum number of shares of Junior Preferred Stock until the Redemption Price payable on such Redemption Date with respect to such shares of Junior Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of the shares of Junior Preferred Stock owned by each such.

6.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to each Redemption Date, as applicable. Each Redemption Notice shall state:

(a) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Corporation shall pay the Redemption Price for each share of Preferred Stock being redeemed to the order of the stockholder holding such shares of Preferred Stock as reflected in the Corporation’s records and shall reflect the cancellation of such shares of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Junior Preferred Stock on the books and records of the Corporation. Notwithstanding anything to the contrary contained in this Section 6, in the event that the aggregate Redemption Price for the shares of Preferred Stock being redeemed on a given Redemption Date exceeds the Available Assets, the Available Assets shall be distributed as follows with respect to such Redemption Date: (a) first, to the holders of Series C Preferred Stock until the Redemption Price payable on such Redemption Date with respect to such shares of Series C Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of the shares of Series C Preferred Stock owned by each such holder, (b) second, to the holders of Series B Preferred Stock, until the Redemption Price payable on such Redemption Date with respect to such shares of Series B Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of the shares of Series B Preferred Stock owned by each such holder, (c) third, to the holders of Series A Preferred Stock, until the Redemption Price payable on such Redemption Date with respect to such shares of Series A Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of such shares of Series A Preferred Stock owned by each such holder, and (d) fourth, in the event that Available Assets remain after the payment in full provided in clauses (a), (b) and (c) of this Subsection 6.3, to the holders of the Junior Preferred Stock, until the Redemption Price payable on such Redemption Date with respect to such shares of Junior Preferred Stock has been paid in full or, in the event that the Available Assets are insufficient to cover such payment in full, pro rata based on the respective amounts payable in respect of the Junior Preferred Stock owned by each such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then all rights with respect to such shares of Preferred Stock shall forthwith after such Redemption Date terminate, except only the right to receive the Redemption Price.

6.5 Redeemed or Otherwise Acquired Preferred Stock. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption or acquisition by the Corporation.

7. Waiver. Except as otherwise specifically set forth herein: (a) any of the rights, powers, preferences and other terms of Junior Preferred Stock set forth herein may be waived on behalf of all holders of such series of Junior Preferred Stock by the affirmative written consent or vote of the holders of at least sixty percent (60%) of the outstanding Junior Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; (b) any of the rights, powers, preferences and other terms of Series A Preferred Stock set forth herein may be waived on behalf of all holders of such series of Series A Preferred Stock by the affirmative written consent or vote of (i) at least fifty percent (50%) in number of the Major Investors that hold Series A Preferred Stock, which Major Investors must include at least one of Merck, Kraft and Lundbeckfond Ventures so long as one of them continues to be a Major Investor and continues to hold Series A Preferred Stock, and (ii) at least a majority of the Lead Investors, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; (c) any of the rights, powers, preferences and other terms of Series B Preferred Stock set forth herein may be waived on behalf of all holders of such series of Series B Preferred Stock by the affirmative written consent or vote of the Requisite Series B Interest, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; and (d) any of the rights, powers, preferences and other terms of Series C Preferred Stock set forth herein may be waived on behalf of all holders of such series of Series C Preferred Stock by the affirmative written consent or vote of the Requisite Series C Interest, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. Notwithstanding anything herein, Section 4.9 and Section 4.10 may not be waived or amended without the prior written consent of GV.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification. Subject to the provisions of this Article Tenth, the Corporation shall indemnify, to the fullest extent permissible under the DGCL, all Indemnified Persons against all expenses incurred by the Indemnified Persons (as defined below) in connection with any proceeding in which an Indemnified Person is involved as a result of serving in the capacity by reason of which such person is deemed to be an “Indemnified Person” pursuant to Section 3(b) of this Article Tenth.

2. Award of Indemnification. The determination of whether the Corporation is authorized to indemnify the Indemnified Persons hereunder and any award of indemnification shall be made by one of the following methods, which shall be at the election of the Board of Directors: (a) by a majority of the votes held by Directors who are not parties to the proceeding in question, even though less than a quorum, (b) by a committee of Directors designated by a majority of the Directors who are not parties to the proceeding in question, even though less than a quorum, (c) if there are no Directors who are not parties to the proceeding in question or if the Directors who are not parties to the proceeding in question so direct, by Independent Counsel appointed by the Directors or a Majority Preferred Interest or (d) if so directed by the Board of Directors, by the stockholders.

3. Definitions. For purposes of this Article Tenth:

(a) “expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding, or responding to, or objecting to, a request to provide discovery in any proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding and any federal, state, local or foreign taxes imposed on the Indemnified Person as a result of the actual or deemed receipt of any payments hereunder, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by the Indemnified Person or the amount of judgments or fines against the Indemnified Person.

(b) “Indemnified Person” includes (i) a person serving as a Director or an Officer of the Corporation or in a similar executive capacity appointed by the Directors and exercising rights and duties delegated by the Directors, (ii) a person serving at the request of the Corporation as a Director, Officer, employee or other agent of another organization, including, without limitation, any subsidiary of the Corporation, and (iii) any person who formerly served in any of the foregoing capacities (with respect to matters relating to such services).

(c) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Corporation or the Indemnified Person in any matter material to either such party (other than with respect to matters concerning the Indemnified Person hereunder, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any law firm or member of a law firm who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnified Person in an action to determine the Indemnified Person’s rights hereunder.

(d) “proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative, in which the Indemnified Person was, is or will be involved as a party or otherwise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided hereunder; including one pending on or before the filing of this Certificate of Incorporation, but excluding one initiated by the Indemnified Person pursuant to Section 10.1 above to enforce his or her rights hereunder.

4. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Director, Officer, agent or employee against any liability or cost incurred by such person in any such capacity or arising out of its status as such, whether or not the Corporation would have power to indemnify against such liability or cost.

5. Successor Indemnification. The indemnification provided by this Article Tenth shall inure to the benefit of the heirs and personal representatives of the Director. If the Corporation or any of its successors or assignees consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Corporation assume the obligations of the Corporation with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained herein, or elsewhere, as the case may be.

6. Non-Exclusivity. The provisions of this Article Tenth shall not be construed to limit the power of the Corporation to indemnify its or any of its subsidiaries’ directors, members, stockholders, partners, officers, employees or agents to the full extent permitted by applicable law, or to enter into specific agreements, commitments or arrangements for indemnification that are so permitted. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article Tenth.

7. Amendment. The provisions of this Article Tenth may be amended or repealed in accordance with Section 3 of Article Fourth; provided, however, that no amendment or repeal of such provisions that adversely affects the rights of a Director under this Article Tenth with respect to his acts or omissions at any time prior to such amendment or repeal, shall apply to the Director without his or her consent.

ELEVENTH: The Corporation hereby renounces, to the fullest extent permitted by applicable law, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director who is not an employee or consultant of the Corporation or any of its subsidiaries, or (ii) any stockholder or any partner, member, director, stockholder, officer, employee or agent of any such stockholder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a member of the Board of Directors (an “Investor Business Opportunity”). To the fullest extent permitted by law, and solely in connection therewith, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Investor Business Opportunity.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on this 29th day of June, 2017.

By:	/s/ Ankit Mahadevia
Name: Ankit Mahadevia
Title: Chief Executive Officer